                                                   Exhibit 99.1

 August 30, 2004                                   Steven F. Nicola
                                                   CFO, Secretary & Treasurer
                                                   412:442-8262



                          MATTHEWS INTERNATIONAL CORPORATION
                             ACQUIRES THE INTOUCH GROUP



PITTSBURGH, PA, AUGUST 30, 2004 - Matthews International Corporation (NASDAQ NMS: MATW) today announced the purchase of The InTouch Group pIc ("InTouch "), a leading provider of reprographic services to the packaging industry in the United Kingdom. InTouch is headquartered in Leeds, England and has operations in London, Portsmouth, Manchester and Boston, Massachusetts. The acquisition is intended to further Matthews' position as a provider of reprographic services to the European packaging industry.

David M. Kelly, President and Chief Executive Officer of Matthews, stated, "InTouch has an excellent reputation as a full service, high quality provider of reprographic and brand management services for British retailers and brand owners across Europe. Together with our already strong position in Europe and the United States, this acquisition will offer us greater geographic coverage and further expertise. We now have more scale to approach brand owners and offer local service with multinational support. "

Mr. Kelly further commented, "In addition to InTouch, Matthews currently has 11 reprographic service operations in Europe. These operations are located in Germany, Austria, Denmark, Hungary, Brussels and Switzerland. The European headquarters of these operations is located near Cologne, Germany."

Matthews International Corporation                     2 of 2
August 30, 2004

The purchase price paid by Matthews at closing was 21.4 million Great British Pounds (approximately U.S.$39 million). For the fiscal year ending March 31, 2004, InTouch reported revenues of approximately 21 million Great British Pounds (approximately U.S.$38 million). InTouch has approximately 280 employees.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries; merchandising solutions; and custom made products which are used to identify people, places, products and events. The Company's products and services include cast bronze memorials and other memorialization products; caskets; merchandising display systems; marketing and design services; cast and etched architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and containers.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.